Exhibit 10.1

ADDENDUM TO SECURITIES PURCHASE AGREEMENT

Reference is made to that certain Securities Purchase Agreement, dated as of July 21, 2020 (the “Securities Purchase Agreement”), by and among AYRO, Inc. (the “Company”) and the purchasers (the “Purchasers”) identified on the signature pages thereto. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement.

RECITALS

A. Pursuant to Section 2.4 of the Securities Purchase Agreement, each Purchaser has the right to purchase its Additional Shares at a price per share equal to the Per Share Purchase Price.

B. The Company desires to extend the term of each Purchaser’s option to purchase Additional Shares to October 19, 2021.

The Company hereby provides the following addendum (this “Addendum”) to the Securities Purchase Agreement for the benefit of each Purchaser:

1.

Amendment. Section 2.4 of the Securities Purchase Agreement is hereby amended and restated as follows:

2.4 Additional Investment Right. Each Purchaser, shall have the right, but not the obligation, to purchase up to the full amount of its Additional Shares at a price per share equal to the Per Share Purchase Price (the aggregate amount payable for the Additional Shares, the “Additional Subscription Amount”) by delivering a written notice to the Company by not later than 5:00 p.m. (New York City, New York time) on October 19, 2021 (an “Exercise Notice”). Upon receipt of an Exercise Notice from any Purchaser, the Company agrees to sell to such Purchaser its Additional Shares. The closing of any purchase and sale of Additional Shares (an “Additional Closing”), shall be not later than 2 Trading Days following the receipt of an Exercise Notice from such Purchaser. Such Purchaser’s Additional Subscription Amount shall be made available for “Delivery Versus Payment” settlement with the Company or its designees on the applicable Additional Closing Date. On the applicable Additional Closing Date, the Company shall deliver to such Purchaser its Additional Shares via DWAC and such Purchaser shall deliver the Additional Subscription Amount by wire transfer of immediately available funds. Each Additional Closing shall be subject to the satisfaction of the conditions set forth in Sections 2.3(a)(i), 2.3(a)(ii), 2.3(b)(i), 2.3(b)(ii), 2.3(b)(iv) and 2.3(b)(v), in each case, replacing each reference to the “Closing Date” with the “applicable Additional Closing Date” and any reference to “Shares” in Article III shall be deemed to refer to the “Additional Shares.”

2.	Waivers and Amendments. The terms of this Addendum may be waived or amended with the written consent of the Company and the Holder.

3.	Governing Law. This Addendum shall be governed in all respects by and construed in accordance with the laws the State of New York, without any regard to conflicts of laws principles.

4.	Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Addendum.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Addendum as of the 16th day of October, 2020.

AYRO, INC.

By:	/s/ Rodney C. Keller
Name:	Rodney C. Keller
Title:	Chief Executive Officer